PART II - EXHIBIT 12
                                                            --------------------

                     AMERICAN BRANDS, INC. AND SUBSIDIARIES

         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in millions)



                                                                                                                      Nine Months
                                                                                                                         Ended
                                                                      Years Ended December 31,                       September 30,
                                                    --------------------------------------------------------------   -------------
                                                    1991           1992          1993          1994           1995        1996
                                                    ----           ----          ----          ----           ----        ----
Earnings Available:
   Income from continuing operations
     before income  taxes,  minority
     interest and extraordinary items.........  $1,107.0       $1,255.1      $  878.9      $1,354.0       $  895.3        $630.3

   Less:   Excess of earnings over
               dividends of less than
               fifty percent owned
               companies......................       0.1            0.3           0.8           0.4            0.2           0.1
           Capitalized interest...............       1.0            1.0           2.5           1.4            0.2           0.3
                                                --------       --------      --------      --------       --------        ------
                                                 1,105.9        1,253.8         875.6       1,352.2          894.9         629.9
                                                ========       ========      ========      ========       ========        ======


Fixed Charges:

   Interest expense (including
     capitalized interest) and
     amortization of debt discount
     and expenses.............................     276.6          283.4         258.7         224.9          170.4         138.9
   Portion of rentals representative
     of an interest factor....................      30.4           32.3          29.8          27.1           20.6          13.4
                                                --------       --------      --------      --------       --------        ------
           Total Fixed Charges................     307.0          315.7         288.5         252.0          191.0         152.3
                                                --------       --------      --------      --------       --------        ------
           Total Earnings Available...........  $1,412.9       $1,569.5      $1,164.1      $1,604.2       $1,085.9        $782.2
                                                ========       ========      ========      ========       ========        ======
Ratio of Earnings to Fixed Charges............      4.60           4.97          4.04          6.37           5.69          5.14
                                                    ====           ====          ====          ====           ====          ====